Rule: 424(b)(3)
                                                              File No: 333-36444

                PRICING SUPPLEMENT NO. 6 DATED FEBRUARY 15, 2001
        (To Prospectus Supplement dated June 2, 2000 and Prospectus dated May 30, 2000)
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                           FLEET BOSTON COPORATION
           SENIOR MEDIUM-TERM NOTES, SERIES R (The "Senior Notes") AND
       SUBORDINATED MEDIUM-TERM NOTES, SERIES S (The "Subordinated Notes")
                     DUE 9 MONTHS OR MORE FROM DATE OF ISSUE
                               FLOATING RATE NOTE

            Series R (Senior) [x]                                          Series S (Subordinated)  [ ]

Principal Amount:             $45,000,000.00                               CUSIP Number:         33900QAZ7
Price to Public:              100.00%                                      Original Issue Discount (OID) Note:  [ ]  Yes   [x]  No
                                                                           ----------------------------------
                                                                           Total Amount of OID:
Issue Date:                   February 20, 2001                            Yield to Maturity:
Maturity Date:                February 20, 2004                            Initial Accrual Period OID:
Price to Issuer
  (as % principal):           99.9450%
Net Proceeds to Issuer:       $44,975,250.00
Specified Currency (if
  other than U.S. Dollars):
Interest Rate Basis:                              [ ] CMT Rate                            [ ] Treasury Rate
                                                      Designated CMT Telerate Page:       [ ] Federal Funds Rate
                                                      Designated CMT Maturity Index:      [ ] Prime Rate
                                                  [ ] Commercial Paper Rate               [ ] Other:
                                                  [x] LIBOR
                                                      LIBOR SCREEN
                                                            Telerate (p 3750)[x]
                                                            Reuters          [ ]
                                                            Other            [ ]

Index Maturity:               3 Month
Spread:                       plus 28 basis points
Spread Multiplier:
Maximum Interest Rate:
Minimum Interest Rate:
Initial Interest Rate:        5.69250%
Method of Calculation:          Actual / 360    [x]         Actual/Actual [ ]        30/360 [ ]

Interest Determination Dates:                   [ ] One Business Day Prior to the Interest Reset Date (No Rate Cutoff)
                                                [ ] Two Business Days Prior to the Interest Reset Date
                                                [x] Two London Business Days Prior to the Interest Reset Date
Initial Interest Reset Date:  May 21, 2001
Interest Reset Dates:         Quarterly on each Interest Payment Date
Interest Payment Dates:       Quarterly on the 20th of February, May, August, November
                                and subject to modified following business day convention.
Regular Record Dates (if other than the 15th day prior to each Interest Payment Date):
Interest Reset Period:        Quarterly
Interest Payment Period:      Quarterly
Calculation Agent (if other than Bank of New York):
Redemption:                                     [x]  The Notes cannot be redeemed prior to maturity
                                                [ ]  The Notes can be redeemed prior to maturity
                                                               Initial Redemption Date:
                                                               Initial Redemption Percentage:
                                                               Annual Redemption Percentage Reduction:
Repayment:                                      [x]  The Notes cannot be repaid prior to maturity
                                                [ ]  The Notes can be repaid prior to maturity, at the
                                                       option of the holder of the Note
                                                               Holder's Optional Repayment Date(s):
Index Currency:                                 Place of Payment:                 Authorized Denomination:
(only if non-U.S. Dollar denominated)
Agent:                                Morgan Stanley Dean Witter & Co.
Agent's Capacity:                         [x] As Principal         [ ] As Agent
Delivery:                             DTC # 0050

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Additional  Terms: